EXHIBIT 99.2

Daulton Capital Corp. Acquires Additional Key Gold Property in the Yukon

Daulton Capital Corp. (OTCBB:DUCP) is pleased to announce the acquisition of a second strategic property, the Hunker Project, located in the heart of the famous Klondike Placer Gold District.

Daulton Capital has the option to earn 100% interest in the property from Dawson City local prospector, Shawn Ryan (who is credited with the initial discovery on Underworld’s White Gold Property) by making staged cash payments and issuing common shares of the company on or before Aug 20, 2013.  Shawn Ryan will retain a 2% net smelter return interest that requires an advance royalty payment in the amount of $30,000 starting Aug 20, 2014.  At the option of Daulton Capital, the net smelter return interest may be reduced to 1% upon making a $2 million dollar payment to Shawn Ryan.

The Hunker Project consists of 60 Yukon Quartz Mining Claims located in the Dawson Mining District, Yukon Territory Canada.  The claim block is situated 15 miles south east of Dawson City and now stands at 3000 acres or 12 square kilometers and straddles Hunker Creek, one of the Klondike’s famous gold producing placer creeks.  The claim block can be readily accessed year round by road located along Hunker creek.

The claim block covers a regional northwest trending thrust fault with quartz-sericite-chlorite schist (Klondike Schist) in the footwall and well preserved ophiolitic rocks (gabbro, microgabbro/ diabase, dunite/ ultramafic rocks) in the hanging wall.  This foot wall is believed to have significant mineralogical indicators of the potential ore body that could have produced placer production of the region’s creeks.  The claim was originally staked to cover the regional northwest trending thrust fault, as it was known by local placer miners to be associated with coarse placer gold.

Daulton Capital exploration plans are to evaluate previous soil sampling programs with further detailed (25 meter) soil sampling, ground magnetic survey, geological mapping and excavator trenching in preparation for a drill program.

ABOUT DAULTON CAPITAL CORP:

(OTCBB:DUCP) is a natural resource finance company focused on precious and base metals as well as oil & gas opportunities.  Management's corporate philosophy is to be a Project Generator, with the objective of option/joint venturing projects with major and junior natural resource companies through to production.  Daulton Capital has formed an experienced management team with the ability to take advantage of the tremendous opportunities that are available in the natural resource sector today.  Our focus will be to acquire resource projects, expand exploration while continuing to seek special situations and unique opportunities in under funded projects within the resource sector.

ABOUT SHAWN RYAN

Shawn Ryan was named Prospector of the Year and featured on the cover of Mining Markets 12/09. Yukon Territorial Resources Minister, Brad Cathers, is quoted as saying, “…none of the current excitement would exist without the hard work of Ryan…”  As a result of Ryan’s work, about 7,900 claims have been staked since late 2006 by at least 20 junior mining companies.  Mineral exploration spending in the Yukon has gone from $7M in 2002 to more than $100M in 2007 and 2008.  With Shawn Ryan’s assistance, Daulton controls some of the most sought after projects in both the Klondike and White Gold districts.

This news release may contain forward-looking statements.  Therefore all readers of this information are cautioned that the forward-looking statements are inherently uncertain, including statements related to possible opportunities for growth strategies and statements that are not statements of historical fact, which may or may not be based on Daulton Capital Corp management's estimates, assumptions, projections or beliefs. The forward-looking statements in this news release are subject to various risks, uncertainties and other factors that could cause Daulton Capital Corp actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  Forward-looking statements are based on the beliefs, opinions and expectations of Daulton Capital Corp at the time they are made, and Daulton Capital Corp does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Readers are cautioned not to place undue reliance on forward-looking statements.

For more information please contact:
Daultoncapital.com
Daulton.capital@yahoo.com
Peter Graham toll free 1-877-882-7858.